Sent via Electronic Delivery to: [redacted]

July 30, 2024

Mr. Marc C. Jensen
Chief Executive Officer
American Resources Corporation
12115 Visionary Way, Suite 174
Fishers, Indiana 46038

Re: American Resources Corporation (the "Company")
Nasdaq Security: Common Stock, Warrant
Nasdaq Symbol: AREC, ARECW

Dear Mr. Jensen:

As we discussed, our Listing Rules (the "Rules") require listed securities to maintain a minimum bid price of $1 per share. Based upon the closing bid price for the last 31 consecutive business days, the Company no longer meets this requirement.[1] However, the Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance.

If at any time during this 180 day period the closing bid price of the Company's security is at least $1 for a *minimum* of ten consecutive business days, we will provide you written confirmation of compliance and this matter will be closed. Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in the table below in order to regain compliance.[2]

In the event the Company does not regain compliance, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, we will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, we will provide notice that its securities will be subject to delisting.[3]

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be

[1] For online access to all Nasdaq Rules, please see "Nasdaq Online Resources," included with this letter.
[2] For additional information with respect to compliance periods please see the "Nasdaq Online Resources" on the attached page and access the link "Frequently Asked Questions" related to "continued listing."
[3] At that time, the Company may appeal the delisting determination to a Hearings Panel.

made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.[4] The Company must also provide a copy of the announcement to Nasdaq's MarketWatch Department at least 10 minutes prior to its public release.[5] Please note that if you do not make the required announcement trading in your securities will be halted.[6]

The following table summarizes the critical dates and information as related to this matter.

Period below $1.00 bid price	Expiration of 180 calendar day compliance period	Public Announcement Due Date	Relevant Listing Rules
June 13, 2024 to July 29, 2024	January 27, 2025	August 5, 2024	5550(a)(2) – bid price 5810(c)(3)(A)[7] – compliance period 5810(b) – public disclosure 5505 – Capital Market criteria

Finally, an indicator will be displayed with quotation information related to the Company's securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the basis for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please do not hesitate to contact me at +1 202 573 4570.

Sincerely,

Nicholas Argauer
Listing Analyst
Nasdaq Listing Qualifications

[4] Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

[5] The notice must be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure service available at nasdaq.net/ED/IssuerEntry.

[6] Listing Rule IM-5810-1.

[7] Listing Rule 5810(c)(3)(A)(iii) states in part: "if during any compliance period specified in this Rule 5810(c)(3)(A) a Company's security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security."